Exhibit 99.2

Speed Commerce Announces Pricing of Public Offering of Common Stock

MINNEAPOLIS, MN – Sept. 26, 2013 – Speed Commerce, Inc. (the “Company”) (NASDAQ: SPDC), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, announced today that it has priced an underwritten public offering of 6,956,522 shares of its common stock at an offering price of $3.00 per share, for total gross proceeds (before underwriting discounts and commissions and estimated expenses) of approximately $20.9 million. The Company has granted the underwriters a 30-day option to purchase up to 1,043,478 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on October 1, 2013, subject to customary closing conditions.

The Company plans to use the net proceeds of the offering for general corporate and working capital purposes, including capital expenditures, as well as for potential acquisitions.

Stifel is acting as the sole book-running manager for the offering. Lake Street Capital Markets is acting as co-manager for the offering.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2720. An electronic copy of the final prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The Company uniquely offers retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment, and third party logistics services. For additional information, please visit the Company's website at www.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties. A detailed statement of risks and uncertainties is contained in the Company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations

Liolios Group, Inc.

Cody Slach

(949) 574-3860

SPDC@liolios.com